EXHIBIT 23

                          Independent Auditors' Consent


The Board of Directors
Leeds Federal Bankshares, Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-44899) on Form S-8 of Leeds Federal Bankshares, Inc. of our report dated August 13, 1999, relating to the consolidated statements of financial condition of Leeds Federal Bankshares, Inc. and subsidiary as of June 30, 1999 and 1998, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999 Annual Report on Form 10-KSB of Leeds Federal Bankshares, Inc.


/s/ KPMG LLP

Baltimore, Maryland
September 27, 1999